Exhibit 10.2

DATED THE [*] DAY OF [*] 2023

[                                     ]

AND

SU GROUP HOLDING LIMITED

SERVICE AGREEMENT

THIS AGREEMENT is made on the [*] day of [*] 2023.

BETWEEN: -

(A)	[ ] of [address] (the “Employee”); and

(B)	SU Group Holdings Limited, a company incorporated in the Cayman Islands having its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands and principal place of business in Hong Kong at Unit 01-03, 3/F, Billion Trade Centre, 31 Hung To Road, Kwun Tong, Kowloon, Hong Kong (the “Company”).

WHEREAS:-

(1)	The Company is an investment holding company and the Group is principally engaged in (i) the provision of security-related engineering services which includes income from the supply and installation of security systems and related maintenance services; and (ii) the provision of security guarding and screening services in Hong Kong. In this Agreement, the “Group” shall mean the Company and its subsidiaries from time to time.

(2)	The Employee has been appointed as a [ ], [ ] and [ ] of the Company.

(3)	The parties hereto have agreed to enter into this Agreement on the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED AND DECLARED as follows:

1.	TERM OF EMPLOYMENT

(a)	The Company shall appoint and retain the Employee and the Employee shall serve the Company as a [ ], [ ] and [ ] of the Company subject to the provisions of this Agreement hereinafter contained. Such employment shall, subject to Clause 9(a), be for an initial term of one (1) year commencing from the date on which the shares of the Company first listed on the Nasdaq Capital Market (the “Nasdaq”) and shall continue thereafter unless terminated by not less than two months’ notice in writing served by either party on the other.

(b)	The Employee represents and warrants that he is fully capable of and not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement and to perform all obligations and duties hereunder and he is not aware of any reason which may render he unsuitable to act as a [ ], [ ] and [ ] of the Company as at the date of this Agreement.

(c)	The Employee acknowledges that if before the expiration of his term of appointment, this Agreement is terminated by reason of the liquidation of the Company or the transfer of its business to another company for the purpose of reconstruction or amalgamation and he is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms and conditions which are both in form and substance no less favourable taken as a whole than the provisions of this Agreement, he will have no claim against the Company in respect of such termination, provided that there is no change of business or control resulting from such reconstruction or amalgamation, otherwise the Employee shall be entitled to terminate this Agreement, but neither the Company nor the Employee shall have any claim in respect of such termination.

2.	DUTIES

(a)	For the duration of this Agreement, the Employee shall:

(i)	be responsible for [ ] and shall faithfully and diligently carry out such executive and management responsibilities and duties with regard to the operations of the Group and the development and expansion of its business as the board of directors of the Company (the “Board”) may from time to time require;

(ii)	perform to the best of his skill and ability such duties in connection with the Group (including serving on the board of subsidiaries or any other board or any committee of such a company) as the Board may from time to time require;

(iii)	in the discharge of his duties and in the exercise of his powers observe and comply with all resolutions, regulations and lawful directions and instructions from time to time made or given by the Board and shareholders of the Company and faithfully and diligently serve the Group and use his best endeavours to promote and protect the business and interests thereof;

(iv)	devote substantially the whole of his efforts, attention, abilities and time to the business of the Group and use his best endeavours to develop and extend the business of the Group;

(v)	not be engaged or interested in or concerned with any business which is in any respect in competition with the business of the Group;

(vi)	comply with, and exercise his best endeavours to procure the Company’s compliance with, the Nasdaq rules, the memorandum and articles of association of the Company, and all other applicable laws, rules, regulations, guidelines and practice notes which are binding on or applicable to the Group including, without prejudice to the generality of the foregoing, the director’s undertaking to the Stock Exchange;

(vii)	co-operate in any investigation conducted by the Stock Exchange or other regulatory authorities in connection with the Group’s business and affairs, including but not limited to answering promptly and openly all questions addressed to him, providing promptly to the Stock Exchange and other regulatory authorities (in writing if so requested) all such information as the Stock Exchange and other regulatory authorities may require in relation thereto and attending before any meeting or hearing at which he is requested to appear; and

(viii)	forthwith notify the Board upon the occurrence of any circumstances which may render him unsuitable to act as a director of the Company;

and it is agreed that the Employee shall perform his duties in any place in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), the People’s Republic of China (the “PRC”) or any part of the world which the Board may reasonably require for the proper performance and exercise of his duties and powers under this Agreement.

(b)	For the purposes hereof, the Employee shall, if and so long as he is so required by the Company:

(i)	carry out the duties of his office (as the same is described in sub-clause (a) above) on behalf of any subsidiary for the time being of the Company;

(ii)	act as director or officer employee of any such subsidiary; and

(iii)	carry out such duties, attend on any such appointment as if they were duties to be performed by him on behalf of the Company hereunder.

(c)	The Employee shall at all times keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company or the Group and provide such information and explanations as the Board may require in connection therewith.

3.	RESTRICTIONS ON OTHER ACTIVITIES BY THE EMPLOYEE

(a)	For so long as the Employee is employed under the terms of this Agreement but without prejudice to Clauses 3(b), 8 and 10 hereof, the Employee shall not (except with the prior sanction of a resolution of the Board):

(i)	be directly or indirectly engaged in or concerned with or interested in any other business which is in any respect in competition with or in opposition to any business for the time being carried on by any company in the Group provided that this shall not prohibit the holding (directly or through nominees) of investments listed on any stock exchange without the prior sanction of a resolution of the Board (save that this restriction shall not apply to any holding of shares of the Company or its holding company); and

(ii)	be interested in any project or proposal for the acquisition or development of or investment in any business or asset in which any member of the Group has been during the continuance of this Agreement considering to acquire, develop or invest unless the Group shall have decided against such acquisition, development or investment or invited the Employee in writing to participate in, or consented in writing to the Employee’s acquisition or development of or investment in, such business or assets.

(b)	The Employee covenants with and undertakes to the Company that he shall not during his appointment hereunder or at any time after the termination of his appointment use the name of any member of the Group in Hong Kong, the PRC or any other part of the world, or use in Hong Kong, the PRC or any other territory any registered or unregistered trade or service marks of the Group or any brand name or proposed brand name of any of the Group’s products or services or proposed products or services, or represent himself or themselves as carrying on or continuing or being connected with any member of the Group or its business for any purpose whatsoever.

(c)	The Employee shall either during or after the termination of the appointment hereunder without limit in point of time, not to:

(i)	divulge or communicate any secret, confidential or private information to any person or persons except to those of the officers or the employees of any member of the Group whose province is to know the same; or

(ii)	use any secret, confidential or private information for his own purposes or for any purposes other than those of the Group; or

(iii)	through any failure to exercise all due care and diligence cause any unauthorised disclosure of any secret, confidential or private information:

(aa)	relating to the business and affairs of the Group not in the public domain; or

(bb)	relating to the working of any process or invention which is carried on or used by any member of in the Group or which he may discover or make during his appointment hereunder; or

(cc)	in respect of which any member of the Group is bound by an obligation of confidence to any third party,

but so that these restrictions shall cease to apply to any information or knowledge which may (otherwise than through the default of the Employee) become available to the public generally without requiring a significant expenditure of labour skill or money.

For the purpose of this Agreement, “secret, confidential or private information” shall include all and any information (whether or not recorded in documentary form or on computer disk or tapes) relating to the transactions, dealings, affairs and finances of the Company or any of its subsidiaries including, without limitation, its trade secrets, business methods, corporate plans, management systems, new business opportunities, know-hows, formulae, minutes, inventions, and the identity of any customer and supplier of the Company or any of its subsidiaries and all aspects of the business relationship of such customer and supplier with the Company and its subsidiaries at any time. Such term shall also include any information in respect of which the Company or any of its subsidiaries is bound by an obligation of confidence to any third party and written notice of which has been given to the Employee or of which he is aware.

(d)	All documents (including but not limited to books, records, documents, papers, accounts, correspondences, lists of customers, notes, memoranda, plans, drawings and other documents of whatsoever nature), credit cards, models or samples and other property concerning the business, finances or affairs of any member of the Group or his duties hereunder shall be and remain the property of the Group and shall be handed over by his to the Company (or to such other company in the Group as the case may be) from time to time on demand and in any event upon the termination of his appointment under this Agreement.

(e)	The Employee shall comply where relevant with every rule of law, every regulation of the Nasdaq or other market on which the shares of the Company are listed and the articles of association of the Company in force for the time being in relation to dealings in shares, debentures or other securities of the companies in the Group and in relation to unpublished inside information affecting the shares, debentures or other securities of any company in the Group, provided always that in relation to overseas dealings, the Employee shall also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.

4.	REMUNERATION AND BENEFITS

(a)	In consideration of the performance by the Employee of his duties hereunder, the Company and/or any member of the Group shall pay to the Employee during the continuance of this Agreement:

(i)	remuneration at the rate of HK$[ ] per annum, payable monthly in arrears of one-twelfth of the annual sum at the end of each month of service;

(ii)	for each completed year of service, a discretionary bonus as may be decided by the Board and payment of such bonus shall be made on such date as the Board may resolve;

(iii)	such employee benefit scheme(s) adopted by the Group from time to time; and

(iv)	all reasonable medical expenses as provided under the Group’s medical benefits scheme, if any.

(b)	Payment of the remuneration and bonus payable to the Employee pursuant to Clause 4(a) shall be made either by the Company or by another company in the Group and if more than one company, in such proportions as the Board may from time to time thinks fit. For the avoidance of doubt, the remuneration and bonus payable to the Employee pursuant to Clause 4(a) shall exclude the mandatory provident fund contributions made by the Company under the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong).

5.	EXPENSES

The Company shall, subject to the production of receipts or other evidence satisfactory to the Board, reimburse the Employee all travelling, hotel, entertainment and other out-of-pocket expenses properly and reasonably incurred by him in connection with the performance of his duties hereunder.

6.	DEDUCTIONS

The Company and/or any member of the Group shall be entitled at any time to deduct from the Employee’s remuneration hereunder any monies due from him to the Company or any member of the Group including, but not limited to, any outstanding loans, advances, the cost of repairing any damage to or loss of the Group’s property caused by him (and of recovering the same) and any other monies owed by him to the Company and/or any member of the Group provided that any such deduction made shall be in compliance with the provisions of the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) or any other similar legislation as it may be applicable and in force from time to time.

7.	HOLIDAYS

(a)	The Employee shall be entitled to [ ] working days paid leave (exclusive of statutory holidays in Hong Kong, or other holidays on which banks are closed in Hong Kong and sick leave) in each completed year of service (or if this Agreement terminates before the end of the relevant year of service, on a pro-rata basis) to be taken by the Employee at such times as may be approved by the Board which is convenient to the Group having regard to the requirements of the Group’s business.

(b)	For the avoidance of doubt, the unused annual leave as referred to in Clause 7(a) may not be carried forward to the next year of service unless the Board determines; otherwise, any untaken annual leave at the end of next year ended 30 June shall be forfeited.

8.	INVENTIONS AND OTHER INDUSTRIAL OR INTELLECTUAL PROPERTY

(a)	The parties foresee that the Employee may make inventions or create other industrial or intellectual property in the course of his duties hereunder and agree that in this respect the Employee has a special responsibility to further the interests of the Group.

(b)	Any invention or improvement or design made or process or information discovered or copyright work or trade and service marks or trade name or get-up created by the Employee during the term of his appointment hereunder (whether or not capable of being patented or registered and whether or not made or discovered in the course of his employment hereunder) in conjunction with or in any way affecting or relating to the business of any company in the Group or capable of being used or adopted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of such company in the Group as the Company may direct.

(c)	The Employee if and whenever required so to do by the Company shall at the expense of the relevant company in the Group apply or join with such company in applying for patent or other protection or registration in such countries as the Board may direct for any such invention, improvement, design, process, information, work, trade mark, trade name, or get-up as aforesaid which belongs to such company and shall at the expense of such company execute and do all instruments and things necessary for vesting the sole and absolute beneficial right in the said patent or other protection or registration when obtained and all right title and interest to and in the same in such company or in such other person as the Company may specify.

(d)	The Employee hereby irrevocably and by way of security appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing as may be necessary for the purpose of implementing the provisions of this Clause and generally to use his name for the purpose of giving to the Company or any company in the Group the full benefit of this Clause and in favour of any third party a certificate in writing signed by a director or by the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case. The Employee hereby agrees to confirm and ratify all such acts and instruments.

9.	TERMINATION

(a)	This Agreement may be terminated forthwith by the Company without prior notice and compensation if the Employee shall at any time:

(i)	commit, in the sole and absolute opinion of the Board, any irredeemable or serious or persistent breach whether wilful or not of any of the provisions herein contained;

(ii)	be guilty of any dishonesty, grave misconduct or wilful neglect in the discharge of his duties hereunder;

(iii)	become bankrupt or make any arrangement or composition with his creditors generally or has a receiving order made against him;

(iv)	become a lunatic or of unsound mind or be or become a patient for any purpose of any statute relating to mental health;

(v)	be convicted of any criminal offence (other than an offence which in the opinion of the Board does not affect his position as a director of the Company or his performance of the duties hereunder);

(vi)	become prohibited by law, the Nasdaq rules or any rules prescribed by the Nasdaq or other regulatory authorities from acting as a director or from fulfilling his duties hereunder or be removed from office by the shareholders of the Company in general meeting according to the articles of association of the Company;

(vii)	be guilty of conduct (in the sole and absolute opinion of the Board) likely to bring himself or any member of the Group into disrepute;

(viii)	have committed any breach of the Nasdaq rules or any rules prescribed by the Nasdaq or other regulatory authorities and other applicable laws and regulations, which in the opinion of the Board renders him unsuitable to act as a director of the Company;

(ix)	improperly divulge to any unauthorised person any secret, confidential or private information or any other business secret or details of the organisation or business of the Group (provided that this obligation shall not extend to any such information which is in the public domain generally at the time of disclosure otherwise than through the default of the Employee);

(x)	be convicted of any offence, market misconducts or be identified as an insider dealer under any statutory enactment or regulations relating to insider dealing in force from time to time;

(xi)	be disqualified to act as a director of any member of the Group under any applicable law or rule (including without limitation rules of any stock exchange including the Nasdaq);

(xii)	be materially in breach of any of the terms of this Agreement or his duties as a director of a listed company;

(xiii)	during the continuance of this Agreement be absent (other than during period of holidays) for an aggregate of 90 working days;

(xiv)	any company (other than a member of the Group) in which the Employee is a director or a direct or indirect shareholder goes into liquidation or becomes insolvent or suffers the presentation of a winding up petition or analogous proceedings brought against it (save and except it is a voluntary winding up of the company); or

(xv)	the Employee persistently refuses to carry out any reasonable lawful order given to him in the course of his employment or persistently fails diligently to attend to his duties hereunder.

(b)	If the Company is for any reason not entitled to terminate this Agreement forthwith in accordance with sub-clause (a), it may, at any time after the occurrence of any of the events specified in sub-clause (a), by giving to the Employee seven (7) days’ notice in writing (or payment of salary in lieu of such notice or the unexpired part of such notice period, as the case may be), terminate this Agreement. It is also agreed that should any of the events specified in sub-clause (a) occur and the Company elects to terminate this Agreement, the “agreed period” for the purpose of section 6(2)(c) of the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) is seven (7) days.

(c)	If the Company becomes entitled to terminate the employment of the Employee hereunder pursuant to sub-clause (a), it shall be entitled (but without prejudice to its right subsequently to terminate such appointment on the same or any other ground) to suspend the Employee either in full or in part with or without payment of remuneration for so long as it may think fit.

(e)	On the termination of his employment hereunder howsoever arising the Employee shall forthwith deliver to the Company (or to such other company in the Group as the case may require) all books, records, client lists, accounts, statistics documents, papers, materials, credit cards, motor cars and other documents and property of or relating to the business of the Group which may then be in his possession or under his power or control and all copies thereof or extracts therefrom made by or on behalf of the Employee.

(f)	If the Employee is at any time appointed as a director of any member of the Group, he shall on or after the expiry of his appointment hereunder or its sooner determination resign in writing from any office held by him as such director and from all other offices held by him with any member of the Group and to execute an acknowledgement under seal to the effect that he has no claims against the Company or any of its subsidiaries (as the case may be) for compensation for loss of office or otherwise.

(g)	The Employee shall upon the expiry of his employment hereunder or its sooner determination transfer without payment and in such manner as the Company may require, all such shares in any of the Company’s subsidiaries or associated companies which are held by him as nominee for the Company or any members of the Group.

(h)	In the event of the Employee failing to take any of the actions required to be taken by him under sub-clauses (f) or (g) forthwith upon the request of the Company, the Company is hereby irrevocably and by way of security appointed as the attorney of the Employee to appoint such person in the name of and on behalf of the Employee to sign, seal and deliver resignations to the relevant member of the Group and instruments of transfers of the relevant shares and to file such returns or take such other action as may be necessary or desirable under the applicable laws. The Employee agrees to confirm and ratify such documents and acts.

(i)	Termination of the Employee’s appointment hereunder shall be without prejudice to any rights which have accrued at the time of termination or to Clauses 3, 8 and 10 (all of which shall remain in full force and effect).

10.	NON-SOLICITATION AND RESTRICTIVE COVENANTS

(a)	The Employee agrees that during the term of his employment by the Company and for a period of one (1) month thereafter, unless agreed by the Company otherwise:

(i)	he will not engage or be engaged in Hong Kong, the PRC and other territories in which the Group operates (the “Territories”) whether directly or indirectly in its business and other business carried on or under development by any company in the Group at any time during his employment hereunder or (in the case of engagements undertaken after such termination) at the time of the termination of his employment hereunder (the “Restricted Business”);

(ii)	he will not take up employment with any person, firm, company or organisation engaged in the Territories whether directly or indirectly in any business involving or related to any of the Restricted Business (but this restriction shall not operate so as to prohibit an employment none of the duties of which relate to the Restricted Business) nor assist any such person, firm, company or organisation with technical or commercial advice in relation to the Restricted Business;

(iii)	he will not engage in or be concerned with or interested in as principal shareholder, employee, agent or otherwise, whether directly or indirectly, any company, firm or business which as regards any goods or services is a supplier to or a customer of the Company or any other company in the Group;

(iv)	he will not either on his own account or for any person, firm, company or organisation solicit, engage, employ or entice or endeavour to solicit, engage, employ or entice away from the Company or any company in the Group any director, manager, employee, agent or any former director, former agent or former employee (save and except former employee whose employment with the Group has been terminated for a period of not less than one year prior to their engagement, employment or solicitation for employment by the Employee) whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the relevant company in the Group;

(v)	he will not directly or indirectly employ any person who has during the term of his employment hereunder been a director, manager, employee of or consultant to any company in the Group and who by reason of such employment is or may be likely to be in possession of any secret, confidential or private information (as defined in Clause 3(c) above) relating to the Group’s business or the business of the customers of the Group; and

(vi)	he will not either on his own account or for any person, firm, company or organisation solicit business from any person, firm, company or organisation which has dealt with the Company or any other company in the Group or which on the termination of his employment is in the process of negotiating with the Company or any such company in relation to any of the Restricted Business.

(b)	Since the Employee may also obtain in the course of his employment by reason of services rendered for or offices held in any other company in the Group knowledge of the trade secrets or other confidential information of such company, the Employee hereby agrees that he will at the request of the Company enter into a direct agreement or undertaking with such company whereby he will accept restrictions corresponding to the restrictions herein contained (or such of them as may be appropriate in the circumstances) in relation to such products and services and such area and for such period as such company may reasonably require for the protection of its legitimate interests.

11.	CLAWBACK POLICY

(a)	The Employee acknowledges receipt of the Executive Compensation Clawback Policy of the Company (the “Clawback Policy”), a copy of which is attached hereto as Exhibit A and is incorporated into this Agreement by reference. The Employee has read and understands the initial Clawback Policy and has had the opportunity to ask questions to the Company regarding the Clawback Policy.

(b)	The Employee hereby acknowledges and agrees that the Clawback Policy shall apply to any Incentive-Based Compensation (as defined in the Clawback Policy) awarded on or after the date of this Agreement, and all such Incentive-Based Compensation shall be subject to repayment or forfeiture under the Clawback Policy.

(c)	Any applicable award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation shall be deemed to include the restrictions imposed by the Clawback Policy and incorporate it by reference. In the event of any inconsistency between the provisions of the Clawback Policy and the applicable award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation, the terms of the Clawback Policy shall govern.

(d)	The repayment or forfeiture of Incentive-Based Compensation pursuant to the Clawback Policy and this Agreement shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Company. This Agreement and the Clawback Policy shall not replace, and shall be in addition to, any rights of the Company to recover Incentive-Based Compensation, or any other compensation, from its executive officers under applicable laws and regulations.

12.	SEVERABILITY

(a)	While the restrictions contained in Clauses 3, 8 and 10 are considered by the parties to be reasonable in all the circumstances, it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Group but would be valid if part of the wordings thereof were deleted or the periods (if any) thereof were reduced or the range of products or area dealt with thereby were reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

(b)	If any of the provisions in this Agreement are found to be invalid, illegal or unenforceable by any applicable laws, regulations or competent courts, such invalidity, illegality and unenforceability shall not affect the remaining provisions of this Agreement.

13.	FORMER SERVICE AGREEMENT

(a)	This Agreement shall be in substitution for any previous or existing service agreement (if any) or arrangements made orally or in writing between any company in the Group and the Employee and for any terms of employment previously or currently in force between any such company and the Employee and the Employee shall have no claim in connection with any such superseded service agreement.

(b)	The Employee hereby acknowledges that he has no outstanding claims of any kind against any company in the Group.

14.	INTERPRETATION

The headings to the Clauses are for convenience only and have no legal effect.

15.	NOTICES

Notices given under this Agreement shall be deemed effectively given to the Company if they are sent by post to or left at the principal place of business of the Company in Hong Kong and to the Employee if they are sent by post to or left at the last known address of the Employee. In the case of notice being sent by post, the notice shall be deemed (in the case of local mail) to have been received three (3) days after the time of despatch or (in the case of air mail) to have been received seven (7) days after the time of despatch.

16.	AMENDMENT

This Agreement may not be amended, supplemented, modified or varied except by a written agreement or instrument signed by both parties hereto.

16.	CHOICE OF LAW

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in the determination of any dispute arising hereunder.

17.	MISCELLANEOUS

(a)	The expiration or termination of this Agreement howsoever arising shall not operate to affect such provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

(b)	In the event of any variation of the remuneration payable to the Employee hereunder being made by consent of the parties hereto such variation shall not constitute a new agreement but (subject to any express agreement to the contrary) the employment of the Employee hereunder shall continue subject in all respects to the terms and conditions of this Agreement with such variation as aforesaid.

(c)	Time is of the essence to this Agreement but no failure or delay on the part of either party to exercise any power, right, remedy hereunder shall operate as a waiver hereof.

(d)	A person who is not a party to this Agreement (“Party” or “Parties”) shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this Agreement. The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any person who is not a Party.

IN WITNESS whereof the parties hereto have set their respective hands the day and year first above written.

SIGNED by [	]	)
in the presence of :-)

SIGNED by		)
a director, for and on behalf of		)
SU Group Holdings Limited		)
in the presence of:-)

Exhibit A

Executive Compensation Clawback Policy

SU GROUP HOLDINGS LIMITED

EXECUTIVE COMPENSATION CLAWBACK POLICY

Adopted as of [                   ], 2023

The Board of Directors (the “Board”) of SU Group Holdings Limited (the “Company”) has adopted the following executive compensation clawback policy (this “Policy”). This Policy shall supplement any other clawback or compensation recovery policy or policies adopted by the Company or included in any agreement between the Company, or any subsidiary of the Company, and a person covered by this Policy. If any such other policy or agreement provides that a greater amount of compensation shall be subject to clawback, such other policy or agreement shall apply to the amount in excess of the amount subject to clawback under this Policy.

This Policy shall be interpreted to comply with Securities and Exchange Commission (“SEC”) Rule 10D-1 and Listing Rule 5608 (the “Listing Rule”) of The Nasdaq Stock Market, LLC (“Nasdaq”), as may be amended or supplemented and interpreted from time to time by Nasdaq. To the extent this Policy is any manner deemed inconsistent with the Listing Rule, this Policy shall be treated as having been amended to be compliant with the Listing Rule.

1. Definitions. Unless the context otherwise the following definitions apply for purposes of this Policy:

(a) Executive Officer. An executive officer is the Company’s chief executive officer and/or president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), chief operating officer, any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. Identification of an executive officer for purposes of the Listing Rule would include at a minimum executive officers identified in the Listing Rule.

(b) Financial Reporting Measures. Financial reporting measures are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC and may be such financial measures as may be determined by the Board or the Compensation Committee thereof (the “Compensation Committee”).

(c) Incentive-Based Compensation. Incentive-based compensation is any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.

(d) Received. Incentive-based compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

ExA-1

2. Application of this Policy. This recovery of Incentive-Based Compensation from an Executive Officer as provided for in this Policy shall apply only in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of Company with any financial reporting requirement under the United States securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

3. Recovery Period.

(a) The Incentive-Based Compensation subject to recovery is the Incentive-Based Compensation Received during the three (3) completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in Section 2 above, provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. The date that the Company is required to prepare an accounting restatement shall be determined pursuant to the Listing Rule.

(b) Notwithstanding the foregoing, this Policy shall only apply if the Incentive-Based Compensation is Received (i) while the Company has a class of securities listed on Nasdaq and (ii) on or after October 2, 2023.

(c) The provisions of the Listing Rule shall apply with respect to Incentive-Based Compensation received during a transition period arising due to a change in the Company’s fiscal year.

4. Erroneously Awarded Compensation. The amount of Incentive-Based Compensation subject to recovery from the applicable Executive Officers under this Policy (“Erroneously Awarded Compensation”) shall be equal to the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (a) the amount shall be based on a reasonable estimate by the Company’s Chief Financial Officer (or principal accounting officer, if the office of Chief Financial Officer is not then filled) of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, which estimate shall be subject to the review and approval of the Compensation Committee; and (b) the Company must maintain reasonable documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq if requested. Notwithstanding the foregoing, if the proposed Incentive-Based Compensation recovery would affect compensation paid to the Company’s Chief Financial Officer, the determination shall be made by the Compensation Committee.

5. Timing of Recovery. The Company shall recover any Erroneously Awarded Compensation reasonably promptly except to the extent that the conditions of paragraphs (a), (b), or (c) below apply. The Compensation Committee shall determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal guidance by the SEC, Nasdaq, judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case and the Compensation Committee is authorized to adopt additional rules or policies to further describe what repayment schedules satisfy this requirement.

(a) Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing (or making determinations in connection with the enforcement of) this Policy would exceed the amount to be recovered and the Compensation Committee has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall (i) make a reasonable attempt to recover such Erroneously Awarded Compensation, (ii) document such reasonable attempt or attempts to recover, and (iii) provide appropriate documentation to the Compensation Committee or Nasdaq, if requested.

ExA-2

(b) Erroneously Awarded Compensation need not be recovered if recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on a violation of home country law, the Company shall obtain an opinion of home country counsel, in form an substance that would be reasonably acceptable to Nasdaq, that recovery would result in such a violation and shall provide such opinion to Nasdaq, if requested.

(c) Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder (as such provision may be amended, modified or supplemented).

6. Compensation Committee Decisions. Decisions of the Compensation Committee with respect to this Policy shall be final, conclusive and binding on all Executive Officers subject to this Policy.

7. No Indemnification. Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss arising from the recovery of any Erroneously Awarded Compensation.

8. Agreement to Policy by Executive Officers. The Company shall take reasonable steps to inform Executive Officers of this Policy and obtain their express agreement to this Policy, which steps may constitute the inclusion of this Policy as an attachment to any award that is accepted by an Executive Officer. This Policy shall be deemed to apply to each employment or grant agreement between the Company or any of its subsidiaries and any Executive Officer subject to this Policy.

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ACKNOWLEDGMENT

I hereby acknowledge that I have received a copy of SU Group Holdings Limited’s Executive Compensation Clawback Policy (the “Executive Compensation Clawback Policy”). Further, I certify that I have reviewed the Executive Compensation Clawback Policy, understand the policies and procedures contained therein and agree to be bound by and adhere to these policies and procedures.

Dated: ____________________
Signature
Name:

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